  Exhibit 4.1

FIRST AMENDMENT TO SERIES D WARRANT AGREEMENT

This FIRST AMENDMENT TO SERIES D WARRANT AGREEMENT (the “Amendment”) is dated and effective as of January [ ], 2018, by and between Youngevity International, Inc. (the “Company”) and TriPoint Global Equities, LLC (the “Holder”). Capitalized terms used in this Amendment that are not otherwise defined have the meanings set forth in the Warrants (as defined below).

WHEREAS, on July 28, 2017 and August 18, 2017, the Company issued five warrants to the Holder, three warrants on July 28, 2017 with the right to exercise into 4,078 Warrant Shares, 15,688 Warrant Shares, and 31,375 Warrant Shares, respectively, and two warrants on August 18, 2017 with the right to exercise into 4,120 Warrant Shares and 2,060 Warrant Shares, respectively, for an aggregate exercise amount of 57,321 Warrant Shares (collectively, the five warrants shall herein be referred to as the “Warrants”);

WHEREAS, the Company and the Holder desire to modify certain provisions of the Warrants on the terms set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Warrants as follows:

The Heading, Section 6(b), Section 12, Section 17 and Section 20 of the Warrants is hereby deleted in their entirety and replaced with the following:

THIS PURCHASE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF SUCH SECURITIES BY ANY PERSON FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS IMMEDIATELY FOLLOWING THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT (FILE NO. 333-221847), AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, EXCEPT IN ACCORDANCE WITH FINRA RULE 5110(g)(2).

6. (b) Intentionally Omitted.

12.
Transfer of Warrant

(a)
Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this original Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued. Neither this Warrant nor any Warrant Shares issued upon exercise of this Warrant shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which this Warrant is being issued, except the transfer of any security:

(i) by operation of law or by reason of reorganization of the Company;

(ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction in this Section 12(a) for the remainder of the time period; or

(iii) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction in this Section 12(a) for the remainder of the time period.

(b)
New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c)
Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

17.
Intentionally Omitted.

20.
Intentionally Omitted.

Except as expressly amended by this Amendment, the provisions of the Warrants shall remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Amendment, any amendments, waivers, consents or supplements, by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

TRIPOINT GLOBAL EQUITIES, LLC

By: _______________________
Name:
Title:

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

YOUNGEVITY INTERNATIONAL, INC.

BY: ________________________________
       Name: Stephan Wallach
       Title: Chairman and CEO